UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):	November 17, 2016

Fauquier Bankshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)
Virginia	000-25805	54-1288193
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		540.347.2700
Not Applicable
______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective November 17, 2016, the Board of Directors (the "Board") of Fauquier Bankshares, Inc. (the "Company") increased the size of the Board and appointed Kevin T. Carter as a new member of the Board. Mr. Carter's appointment is effective as of November 17, 2016, and he will serve until the 2017 annual meeting of shareholders of the Company, at which time he will be nominated for election to the Board. Mr. Carter has not been named to serve on any committees of the Board at this time.
There are no arrangements or understandings between Mr. Carter and any other persons pursuant to which Mr. Carter was appointed as a director. In addition, there are no current or proposed transactions involving the Company in which Mr. Carter or any other member of his immediate family has, or will have, a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K governing related party transactions.
Mr. Carter will be entitled to the same compensation as the other directors, including monthly board fees and an annual retainer, as described in the Company's proxy statement filed in connection with 2016 annual meeting of shareholders.
A copy of the Company's press release announcing Mr. Carter's appointment to the Company's Board of Directors is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.
99.1 Press Release dated November 18, 2016, entitled "Kevin T. Carter Joins Fauquier Bankshares, Inc. Board of Directors"

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

November 21, 2016	By:	/s/ Christine E. Headly

Name: Christine E. Headly
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Fauquier Bankshares Press Release Announcing the Appointment of Kevin T. Carter as a Member of the Board